Exhibit 99

TI reports 1Q15 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (April 22, 2015) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported first-quarter revenue of $3.15 billion, net income of $656 million and earnings per share of 61 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

●

“Revenue growth of 6 percent was the sixth consecutive quarter of year-over-year growth and within the range of our expectations. Automotive and industrial markets were strong, as we expected they would be. Revenue, however, was in the bottom half of our range for two reasons. First was weak demand in the last month of the quarter in our personal electronics market, particularly PCs, and in our communications equipment market, particularly wireless infrastructure equipment. Second was a steep decline in the currency exchange rate for the euro relative to the U.S. dollar.

●

“Even so, our core businesses of Analog and Embedded Processing delivered their seventh and tenth consecutive quarters of year-over-year growth, respectively. Combined, Analog and Embedded Processing comprised 86 percent of first-quarter revenue.

●

“Gross margin of 57.7 percent was up almost 4 percentage points from a year ago, reflecting the diversity and longevity of our product portfolio, as well as the efficiency of our manufacturing strategy.

●

“Our cash flow from operations once again underscored the strength of our business model. Free cash flow for the trailing 12 months was up 17 percent from a year ago to $3.6 billion, or 27 percent of revenue. This represents an increase of 2 percentage points from a year ago and is consistent with our targeted range of 20-30 percent of revenue.

●	“We returned $4.1 billion to shareholders in the past 12 months through stock repurchases and dividends.
●

“Our strategy to return to shareholders 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement reflects our confidence in the long-term sustainability of our business model.

●

“Our balance sheet remains strong, with $3.3 billion of cash and short-term investments at the end of the quarter, 82 percent of which was owned by the company’s U.S. entities. Inventory ended the quarter at 124 days.

●

“TI’s outlook for the second quarter is for revenue in the range of $3.12 billion to $3.38 billion and earnings per share between 60 and 70 cents. Our estimates assume continuing weakness in our communications equipment and personal electronics markets, particularly for wireless infrastructure equipment and PCs, respectively. We also do not expect a near-term rebound in foreign currency exchange rates. The annual effective tax rate for 2015 is expected to be about 30 percent.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	1Q15	1Q14	Change
Revenue	$3,150	$2,983	6%
Operating profit	$958	$690	39%
Net income	$656	$487	35%
Earnings per share	$0.61	$0.44	39%

Cash generation

Amounts are in millions of dollars.

	Trailing 12 Months
	1Q15	1Q15	1Q14	Change
Cash flow from operations	$609	$4,039	$3,486	16%
Capital expenditures	$123	$431	$405	6%
Free cash flow	$486	$3,608	$3,081	17%
Free cash flow % of revenue		27%	25%

Capital expenditures for the past 12 months were 3 percent of revenue. Our long-term expectation is about 4 percent.

Cash return

Amounts are in millions of dollars.

	Trailing 12 Months
	1Q15	1Q15	1Q14	Change
Dividends paid	$356	$1,354	$1,268	7%
Stock repurchases	$670	$2,781	$2,909	–4%
Total cash returned	$1,026	$4,135	$4,177	–1%

The company’s targeted cash return is 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	March 31,
	2015	2014
Revenue	$3,150	$2,983
Cost of revenue (COR)	1,334	1,376
Gross profit	1,816	1,607
Research and development (R&D)	338	366
Selling, general and administrative (SG&A)	439	479
Acquisition charges	83	83
Restructuring charges/other	(2)	(11)
Operating profit	958	690
Other income (expense), net (OI&E)	4	6
Interest and debt expense	22	25
Income before income taxes	940	671
Provision for income taxes	284	184
Net income	$656	$487

Diluted earnings per common share	$.61	$.44

Average diluted shares outstanding (millions)	1,061	1,096

Cash dividends declared per common share	$.34	$.30

As a result of accounting rule ASC 260, which requires a portion of Net income to be allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents, diluted EPS is calculated using the following:

Net income	$656	$487
Income allocated to RSUs	(9)	(7)
Income allocated to common stock for diluted EPS	$647	$480

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	March 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,242	$1,565
Short-term investments	2,062	2,467
Accounts receivable, net of allowances of ($12) and ($23)	1,394	1,355
Raw materials	107	95
Work in process	906	898
Finished goods	831	721
Inventories	1,844	1,714
Deferred income taxes	340	383
Prepaid expenses and other current assets	810	876
Total current assets	7,692	8,360
Property, plant and equipment at cost	6,177	6,426
Accumulated depreciation	(3,419)	(3,247)
Property, plant and equipment, net	2,758	3,179
Long-term investments	232	212
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,822	2,142
Deferred income taxes	174	200
Capitalized software licenses, net	73	111
Overfunded retirement plans	128	129
Other assets	105	240
Total assets	$17,346	$18,935
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Accounts payable	432	405
Accrued compensation	349	364
Income taxes payable	75	101
Deferred income taxes	4	1
Accrued expenses and other liabilities	426	600
Total current liabilities	2,286	2,471
Long-term debt	3,638	4,652
Underfunded retirement plans	253	218
Deferred income taxes	403	536
Deferred credits and other liabilities	397	438
Total liabilities	6,977	8,315
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares.
Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,410	1,181
Retained earnings	29,948	28,331
Treasury common stock at cost.
Shares: March 31, 2015 – 696,401,920; March 31, 2014 – 661,464,745
	(22,199)	(20,113)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(531)	(520)
Total stockholders’ equity	10,369	10,620
Total liabilities and stockholders’ equity	$17,346	$18,935

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$656	$487
Adjustments to Net income:
Depreciation	203	213
Amortization of acquisition-related intangibles	80	81
Amortization of capitalized software	13	16
Stock-based compensation	78	78
Gains on sales of assets	(1)	(37)
Deferred income taxes	1	—
Increase (decrease) from changes in:
Accounts receivable	(154)	(149)
Inventories	(60)	17
Prepaid expenses and other current assets	54	(29)
Accounts payable and accrued expenses	(108)	(117)
Accrued compensation	(294)	(189)
Income taxes payable	147	80
Changes in funded status of retirement plans	19	22
Other	(25)	(11)
Cash flows from operating activities	609	462

Cash flows from investing activities:
Capital expenditures	(123)	(77)
Proceeds from asset sales	1	37
Purchases of short-term investments	(335)	(1,051)
Proceeds from short-term investments	615	785
Other	—	1
Cash flows from investing activities	158	(305)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	498
Dividends paid	(356)	(325)
Stock repurchases	(670)	(720)
Proceeds from common stock transactions	246	283
Excess tax benefit from share-based payments	56	49
Other	—	(4)
Cash flows from financing activities	(724)	(219)

Net change in Cash and cash equivalents	43	(62)
Cash and cash equivalents at beginning of period	1,199	1,627
Cash and cash equivalents at end of period	$1,242	$1,565

1Q15 segment results

	1Q15	1Q14	Change
Analog:
Revenue	$2,035	$1,837	11%
Operating profit	$721	$498	45%
Embedded Processing:
Revenue	$672	$656	2%
Operating profit	$123	$52	137%
Other:
Revenue	$443	$490	–10%
Operating profit*	$114	$140	–19%

* Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

●	Revenue increased primarily due to Power Management and High Volume Analog & Logic. Silicon Valley Analog and High Performance Analog also grew.
●	Operating profit increased primarily due to higher revenue and associated gross profit.

Embedded Processing:  (includes Processor, Microcontrollers and Connectivity)

●	Revenue increased due to Microcontrollers and Connectivity. This was partially offset by lower Processor revenue.
●	Operating profit increased primarily due to lower operating expenses.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)

●	Revenue declined primarily due to custom ASIC and DLP products.
●	Operating profit decreased primarily due to lower gross profit.

Non-GAAP financial information

Free cash flow and associated ratios

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to investors, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP-based measures is provided in the table below.

	For 12 Months Ended
	March 31,
	2015	2014	Change
Cash flow from operations (GAAP)	$4,039	$3,486	16%
Capital expenditures	(431)	(405)
Free cash flow (non-GAAP)	$3,608	$3,081	17%

Revenue	$13,212	$12,302

Cash flow from operations as a percent of revenue (GAAP)	31%	28%
Free cash flow as a percent of revenue (non-GAAP)	27%	25%

# # #

Notice regarding forward-looking statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

●	Market demand for semiconductors, particularly in markets such as personal electronics and communications equipment;
●

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

●	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
●	TI’s ability to compete in products and prices in an intensely competitive industry;
●	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
●	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
●

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

●	Natural events such as health epidemics, severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
●	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
●

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

●

Compliance with or changes in the complex laws, rules and regulations to which TI is or may become subject, or actions of enforcement authorities, that restrict our ability to manufacture our products or operate our business, or subject us to fines, penalties or other legal liability;

●	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
●	Financial difficulties of our distributors or their promotion of competing product lines to TI’s detriment;
●	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;
●	Customer demand that differs from our forecasts;
●	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
●	Impairments of our non-financial assets;
●	Product liability or warranty claims, claims based on epidemic or delivery failure, recalls by TI customers for a product containing a TI part or other legal proceedings;
●	TI’s ability to recruit and retain skilled personnel;
●	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
●	TI’s obligation to make principal and interest payments on its debt;
●

TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

●	Breaches of our information technology systems or those of our customers or suppliers.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2014. The forward-looking statements included in this release are made only as of the date of this release. TI undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or risks. If we do update any forward-looking statement, you should not infer that we will make additional updates with respect to that statement or any other forward-looking statement.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

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